SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Blue Wireless & Data, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26235	54-1921580
(State or other	(SEC File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation or
organization)

3001 Knox Street, Suite 401, Dallas, Texas 75205

(Address of Principal Executive Offices) (Zip Code)

Blue Wireless & Data, Inc. 2005 Stock Option and Award Plan

(Full title of Plan)

Kit Chambers

3001 Knox Street, Suite 401, Dallas, Texas 75205

(Name and address of agent for service)

(214) 744-0353

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities		offering	aggregate
to be	Amount to be	price per	offering	Amount of
registered	registered (1)	share (2)	price	registration fee
Common	148,000,000	$0.005345	$791,060	$93.11
Stock, $0.01
par value
per share

(1)  This Registration Statement on Form S-8 covers 148,000,000 shares of common stock of Blue Wireless & Data, Inc. which may be issued pursuant to the Blue Wireless & Data, Inc. 2005 Stock Option and Award Plan (the “Plan”).

(2)  Offering prices per share of the 148,000,000 shares authorized under the Plan are calculated pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the bid and asked prices of Blue Wireless & Data, Inc. common stock on September 20, 2005 as reported on the Over-the-Counter (OTC) Bulletin Board.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until our offering is completed:

(1) Our Annual Report on Form 10-KSB for the year ended September 30, 2004, filed with the Commission on January 13, 2005;

(2) Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004, filed with the Commission on February 22, 2005;

(3) Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, filed with the Commission on May 31, 2005;

(4) Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, filed with the Commission on August 22, 2005; and

(5) Our Current Report on Form 8-K filed with the Commission on June 6, 2005.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Kit Chambers

Blue Wireless & Data, Inc.

3001 Knox Street, Suite 401

Dallas, Texas  75205

(469) 227-7605

All documents subsequently filed by Blue Wireless & Data, Inc. pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 prior to the filing of any post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement from the date of filing such documents.

Item 4. Description of Securities.

The Company is authorized to issue 500,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”).  The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders.  Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities.  The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any preferences on preferred stock.

Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders.  The issuance of such shares would reduce the percentage ownership held by persons purchasing Common Stock in this offering and may dilute the book value of the then existing shareholders.

Registrar and Transfer Agent

The registrar and transfer agent of the Company’s securities is Executive Registrar & Transfer, Inc., 3615 S. Huron Street, Suite 104, Englewood, Colorado 80110, (303) 783-9055.

Item 5. Interests of Named Experts and Counsel.

Except as otherwise disclosed herein, no other expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company or its subsidiaries.  In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.

Item 8. Exhibits.

Exhibits.

Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of Regulation S-K.

Exhibit No.	SEC Reference No.	Description	Location
4.01	4	Blue Wireless & Data, Inc. 2005 Stock Option and Award Plan	This filing

5.01	5	Opinion of Scheef & Stone, L.L.P.	This Filing

23.01	23	Consent of Scheef & Stone, L.L.P. (included in its opinion filed as Exhibit 5.01)	Exhibit 5.01

23.02	23	Consent of Davis Kinard & Co., P.C.	This Filing

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, this 23rd day of September, 2005.

Blue Wireless & Data, Inc.

By	/s/ Kit Chambers
Kit Chambers, CEO

In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement was signed below by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/Dennis McLaughlin	Dennis McLaughlin, Director	September 23, 2005

/s/Kit Chambers	Kit Chambers, Director	September 23, 2005

/s/ John Mills	John Mills, Director	September 23, 2005